                                                                    Exhibit 10.9

[VLSI LIBRARIES INCORPORATED LOGO]

                                                     VLSI Libraries Incorporated
                                                              2077 Gateway Place
                                                        San Jose, CA  95110-1016

                                                            Phone:  408.453.1000
                                                               Fax: 408.453.3500

Aug. 29, 1996

Jeffrey Lewis

Dear Jeff,

VLSI Libraries is pleased to offer you the position of Vice President of Marketing at VLSI Libraries reporting directly to me. We are in need of your services immediately, and we would like you to start no later than Sept.9, 1996.

Your starting semi-monthly salary will be $5,833.33 paid on the fifteenth and the last working day of the month. Additionally, you will be eligible to receive an annual performance bonus of $20,000 against mutually agreed goals. Our Profit Sharing Plan should give you at least another $15,000 per year.

Since we believe you will be making a significant contribution to the success of VLSI Libraries, we are offering you an option of 253,705 (3% of issued and granted shares) shares of VLSI Libraries' common stock. The exercise price of your option will be fair market value as determined by the board of directors on the date the option is granted. Your option will be granted by the board at its first meeting following your date of employment. This stock vests ratably over a four year period from your date of hire, however you must work for the company for one year before any stock vests to you.

We offer a comprehensive benefit program and you will be eligible to participate in most of it on your date of hire. These benefits are summarized on the attached Benefits at a Glance form, and will be explained to you in detail once you are on board. We are looking forward to having you join us.

Best regards,

/s/ Mark Templeton
Mark Templeton,
President

Please acknowledge your acceptance by signing and returning one copy of this letter.

/s/ Jeffrey Lewis                                    9/4/96
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Accepted                                               Date

[VLSI LIBRARIES INCORPORATED LOGO]

                                                     VLSI Libraries Incorporated
                                                              2077 Gateway Place
                                                        San Jose, CA  95110-1016

                                                            Phone:  408.453.1000
                                                               Fax: 408.453.3500

Sept. 5, 1996

Jeffrey Lewis

Dear Jeff,

VLSI Libraries is pleased you have accepted the position of Vice President of Marketing at VLSI Libraries reporting directly to me. Since we are in need of your services immediately, it is great that you were able to join us today.

In addition to the terms of our offer and your acceptance as stated in our letter to you of Aug. 29, 1996, we have agreed to the following accelerated vesting for your Incentive Stock Option.

        Your termination for reasons other than cause if VLSI Libraries is either sold or merged with another entity, will accelerate you vesting by 25%. For example, if you are vested in 50% of your stock option this acceleration will increase it to 75%.

Jeff, I am very excited about working with you.

Best regards,

/s/ Mark Templeton

Mark Templeton,
President

Please acknowledge your acceptance by signing and returning one copy of this letter.

/s/ Jeffrey A. Lewis                                 9/5/96
-----------------------------------------------------------
Accepted                                               Date